Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 4, 2004 (except for notes 5 and 12, as to which the date is                     , 2004) in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of Mimi’s Cafe, Inc. dated May 5, 2004.

Ernst & Young LLP

Irvine, California

                         , 2004,

except for Notes 5 and 12, as to which the date is

                         , 2004

The foregoing report is in the form that it will be signed upon the completion of the restatement of the capital accounts described in notes 5 and 12 to the consolidated financial statements.

/s/    Ernst & Young LLP

Irvine, California

May 5, 2004